Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)
(Form Type)

Immunocore Holdings plc
(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, nominal value $0.002 per share(1)	Rule 457(o) and 457(r)	—	—	$250,000,000.00	0.0000927	$23,175.00
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					$250,000,000.00		$23,175.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$23,175.00

(1)
These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby are registered under a separate registration statement on Form F-6 (File No. 333-252487).

(2)
The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $250,000,000.

(3)
Payment of the registration fee at the time of filing of the registrant’s registration statement on Form F-3, filed with the Securities and Exchange Commission on April 4, 2022 (File No. 333-264105), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.